                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No. 2)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                         AmeriQuest Technologies, Inc.
- --------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


- --------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[_]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[X]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

                $125.00
     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

                Preliminary Proxy Statement
     -------------------------------------------------------------------------


     (3) Filing Party:

                AmeriQuest Technologies, Inc.
     -------------------------------------------------------------------------


     (4) Date Filed:

                January 13, 1995
     -------------------------------------------------------------------------

Notes:

                         AMERIQUEST TECHNOLOGIES, INC.
                         3 IMPERIAL PROMENADE, STE. 300
                          SANTA ANA, CALIFORNIA 92707
                                 (714) 437-0099

                        SPECIAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY __, 1995
Dear Shareholder:

     You are cordially invited to attend the Special Meeting of Shareholders of AmeriQuest Technologies, Inc. ("AmeriQuest"), to be held at the offices of AmeriQuest, 3 Imperial Promenade, Ste. 300, Santa Ana, California 92707, on May __, 1995, at 10:00 a.m., local time.

     Shareholders will be asked to consider and vote on (i) an increase in the number of shares of Common Stock authorized for issuance by AmeriQuest from 30,000,000 shares to 65,000,000 shares and (ii) the issuance of shares of AmeriQuest Common Stock and certain option rights to purchase additional shares (the "Transaction") pursuant to an Investment Agreement between AmeriQuest and Computer 2000 AG, a company organized under the laws of the Federal Republic of Germany ("Computer 2000"), the third largest distributor worldwide of computer products ($2.6 billion in sales in fiscal 1994). The Investment Agreement provides for, among other things, an investment of up to $50 million by Computer 2000 in consideration for shares of AmeriQuest Common Stock which when added to the shares already held by Computer 2000 will result in Computer 2000 owning up to 51% of the issued and outstanding capital stock of AmeriQuest. This is effectively a world-wide alliance between AmeriQuest (U.S. based) and Computer 2000 (world-wide except in the U.S.), which should allow AmeriQuest to participate in the world-wide competition for market share in its industry. If Computer 2000 acquires 51% of AmeriQuest's capital stock, it will be in a position to elect a majority of AmeriQuest's Board of Directors. Details of the proposed transaction are fully described in the accompanying Notice of Meeting, Proxy Statement, and the documents attached thereto. You are requested to give your prompt and careful consideration to the materials so provided in order that you may make an informed decision concerning this matter.

     In recommending the transaction with Computer 2000 to you, your Board of Directors has considered the history of the industry, including the decreasing profit margins and the resultant direction towards oligopoly in the industry, the potential synergies that could exist between AmeriQuest and Computer 2000, including, but not limited to (i) the possibility of a broader representation of significant vendors, which could give rise to a high incremental volume of business without an associated increment in costs of distribution (ii) the possibility of improved margins through combined purchase discounts and soft-dollar services, (iii) potential access to Computer 2000's transnational customer base for AmeriQuest's value-added storage devices, (iv) potential access to money markets worldwide, and (v) the potential of providing AmeriQuest with up to $50 million in financing. Your Board of Directors believes that the Transaction and the increase in the authorized number of shares of Common Stock are in the best interests of AmeriQuest and its shareholders and strongly recommends a vote FOR the proposals. An affirmative vote of the majority of the outstanding shares of AmeriQuest is required for approval of the proposals.

     The Board of Directors has fixed the close of business on March 30, 1995 as the record date for determination of shareholders entitled to notice of and to vote at the Meeting.

IN VIEW OF THE IMPORTANCE OF MATTERS TO BE ACTED UPON AT THE MEETING, YOU ARE INVITED TO PERSONALLY ATTEND THE MEETING, BUT IF YOU DO NOT EXPECT TO BE PRESENT IN PERSON, PLEASE DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES, WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING.

                                       Sincerely yours,


                                       Harold L. Clark,
                                       Chief Executive Officer

Santa Ana, California
April __, 1995

                         AMERIQUEST TECHNOLOGIES, INC.

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                            TO BE HELD MAY __, 1995

TO THE SHAREHOLDERS OF AMERIQUEST TECHNOLOGIES, INC.:

     Notice is hereby given that the Special Meeting of Shareholders of AmeriQuest Technologies, Inc. will be held at the offices of AmeriQuest, 3 Imperial Promenade, Ste. 300, Santa Ana, California 92707, on May __, 1995, at 10:00 a.m., local time, for the following purposes:

     1. To consider and vote upon a proposal to amend the Certificate of Incorporation of AmeriQuest Technologies, Inc. ("AmeriQuest") to increase the number of shares of Common Stock that is authorized for issuance by AmeriQuest from 30,000,000 shares of Common Stock to 65,000,000 shares of Common Stock.

     2. To consider and vote upon the approval of the issuance by AmeriQuest of shares of AmeriQuest Common Stock and the granting of certain option rights to Computer 2000 AG ("Computer 2000") pursuant to an Investment Agreement dated as of November 14, 1994 by and between AmeriQuest and Computer 2000, as it may be amended from time-to-time (the "Investment Agreement") and the performance by AmeriQuest of all transactions and acts contemplated by the Investment Agreement (collectively, the "Transaction"). Pursuant to the Investment Agreement, Computer 2000 has loaned $18 million to AmeriQuest and, if the Transaction is approved by the AmeriQuest shareholders, may invest up to $50 million in consideration for shares of AmeriQuest Common Stock (including canceling AmeriQuest's obligations under the loan in exchange for such shares), which shares when added to the shares already held by Computer 2000, will result in Computer 2000 owning up to 51% of the issued and outstanding capital stock of AmeriQuest. A copy of the Investment Agreement is attached as Appendix I to the accompanying Proxy Statement.

     3. To transact such other business as may properly come before the Meeting or any postponements or adjournments thereof.

     The Board of Directors has fixed the close of business on March 30, 1995, as the record date for the determination of shareholders entitled to notice of and to vote at the Meeting.

                                       By ORDER OF THE BOARD OF DIRECTORS



April __, 1995

IF YOU DO NOT EXPECT TO BE PRESENT AT THE MEETING OR IF YOU DO NOT PLAN TO ATTEND BUT WISH TO VOTE BY PROXY, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                               TABLE OF CONTENTS

INTRODUCTION................................................................   1
PURPOSES OF THE MEETING.....................................................   1
VOTING AND PRINCIPAL SHAREHOLDERS...........................................   1
COSTS OF SOLICITATION OF PROXIES............................................   4
CAPITALIZATION..............................................................   4
PROPOSAL 1 - TO INCREASE THE NUMBER OF
             AUTHORIZED SHARES OF COMMON STOCK..............................   5
PROPOSAL 2 - APPROVAL OF THE INVESTMENT AGREEMENT...........................   5
  BACKGROUND TO AND REASONS FOR THE TRANSACTION
     Background.............................................................   5
     Reasons for the Transaction............................................   8
     Opinion of AmeriQuest's Financial Advisor..............................   9
  IMPACT OF THE TRANSACTION ON AMERIQUEST AND EXISTING SHAREHOLDERS.........  11
     Voting and Other Rights of Shareholders................................  11
     Certain Tax Consequences...............................................  11
     Shareholder's Derivative Action........................................  12
  THE INVESTMENT AGREEMENT..................................................  12
     Background for the $18 Million Loan....................................  12
     Computer 2000's Proposed Investment....................................  13
          $18 Million Secured Loan Exchangeable for Common Stock............  13
          $32 Million Additional Equity Infusion............................  14
          Stock Option A....................................................  14
          Stock Option B....................................................  14
          Other Negotiations................................................  14
          Board Representation..............................................  15
          Registration Rights...............................................  15
     Certain Legal Matters..................................................  16
          Antitrust.........................................................  16
          Stock Exchange Listing............................................  16
          Appraisal Rights..................................................  16
SHAREHOLDER PROPOSALS.......................................................  16
OTHER MATTERS...............................................................  16
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE...........................  16
AVAILABLE INFORMATION.......................................................  17
APPENDIXES
     Appendix I -   Investment Agreement dated November 14, 1994 between
                    AmeriQuest and Computer 2000, as amended as of
                    March 30, 1995.......................................... I-1
     Appendix II -  Opinion of L.H. Friend, Weinress & Frankson, Inc. dated
                    December 14, 1994.......................................II-1
     Appendix III - Proposed Amendment to the Certificate of Incorporation
                    of AmeriQuest..........................................III-1

PROXY STATEMENT
APRIL __, 1995.

                         AMERIQUEST TECHNOLOGIES, INC.
                        SPECIAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY __, 1995

                                  INTRODUCTION

  This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of AmeriQuest Technologies, Inc., a Delaware corporation ("AmeriQuest"), of proxies to be voted at the Special Meeting of Shareholders of AmeriQuest to be held on May __, 1995, and at any postponement or adjournments thereof.

  THIS PROXY STATEMENT AND THE ACCOMPANYING NOTICE OF SPECIAL MEETING OF SHAREHOLDERS AND PROXY WERE FIRST MAILED TO SHAREHOLDERS ON APRIL __, 1995.


                            PURPOSES OF THE MEETING

  The shareholders of AmeriQuest will be asked to vote on and approve (i) an increase in the number of authorized shares of AmeriQuest Common Stock and (ii) the issuance of shares of AmeriQuest Common Stock and certain option rights to Computer 2000 AG, a company organized under the laws of the Federal Republic of Germany ("Computer 2000") upon the terms and conditions set forth in the Investment Agreement dated as of November 14, 1995 between AmeriQuest and Computer 2000 (the "Investment Agreement").


                       VOTING AND PRINCIPAL SHAREHOLDERS

  Unless a shareholder specifies otherwise, a Proxy in the accompanying form which is properly executed and duly returned by a shareholder of AmeriQuest will be voted (i) in favor of amending the Certificate of Incorporation of AmeriQuest to increase the number of shares of Common Stock that is authorized for issuance by AmeriQuest from 30,000,000 shares of Common Stock to 65,000,000 shares of Common Stock and (ii) for the approval of the issuance of shares of AmeriQuest Common Stock and certain option rights pursuant to the Investment Agreement (collectively, the "Transaction"), and (iii) on such other matters as may properly come before the Meeting in the discretion of the persons named in the Proxy. In each case where the shareholder has appropriately specified how the Proxy is to be voted, it will be voted in accordance with the specifications so made. Any shareholder has the power to revoke his Proxy at any time before it is voted by giving written notice to the Secretary of AmeriQuest, by substitution of a new Proxy bearing a later date, or by request for return of the Proxy at the Meeting. A shareholder who votes in favor of the Proposals may later be estopped from challenging the Transaction before the courts. The address of AmeriQuest is 3 Imperial Promenade, Ste. 300, Santa Ana, California 92707.

  On March 30, 1995, the record date for the determination of shareholders entitled to notice of and to vote at the AmeriQuest Meeting, AmeriQuest had outstanding 20,907,099 shares of Common Stock of $.01 par value, each share being entitled to one vote. An affirmative vote of the holders of at least a majority of the quorum present in person or by proxy at the meeting is necessary to approve the increase in the number of authorized shares; and pursuant to the rules of the New York Stock Exchange ("NYSE"), the affirmative vote of a majority of the shares of Common Stock represented in person or by proxy and entitled to vote at the Meeting is required to approve the Transaction, provided that the total vote cast on the proposal represents a majority of the issued and outstanding shares of Common Stock of AmeriQuest. Abstentions and broker non-votes are counted for purposes of determining the presence of a quorum for the transaction of business. Abstentions may be specified on the proposal with respect to the Transaction and will be counted as present for purposes of the item on which the abstention is noted, and therefore counted in the tabulation of the votes cast on the proposal with the effect of a negative vote. Under applicable Delaware law, broker non-votes are not counted for purposes of determining the votes cast on a proposal.

  The following table sets forth, as of March 30, 1995, information relating to the beneficial ownership of AmeriQuest's Common Stock by (i) each person known to AmeriQuest to be the beneficial owner of more than five percent of the outstanding shares of Common Stock of AmeriQuest, (ii) each director, (iii) each of the named executive officers for which executive compensation information is provided in AmeriQuest's Annual Report on Form 10-K/A for the fiscal year ended June 30, 1994, and (iv) all directors and executive officers as a group. AmeriQuest knows of no agreements among its shareholders which relate to voting or investment power over its Common Stock.

                                            Beneficial Ownership as of March 30, 1995
                                            -----------------------------------------
                                             Number of Shares    Percent of Class(13)
                                             ----------------    --------------------
Name and Address of Beneficial Owner
- ------------------------------------

DIRECTORS AND OFFICERS(11)(12)
- ------------------------------

Marc L. Werner                                   1,423,473(1)        6.70%
Eric J. Werner                                   1,349,473(1)        6.35%
Terren S. Peizer                                 1,096,000(2)        5.22%
William N. Silvis                                   15,000(3)         *
William T. Walker, Jr.                              35,000(4)         *
Harold L. Clark                                    262,500(5)        1.25%
Robert H. Beckett                                  900,656           4.31%
Gregory A. White                                   882,302(6)        4.20%
Stephen G. Holmes                                   81,667(7)         *
Peter D. Lytle                                      10,000(8)         *
All officers and directors as
a group (25 persons)(11)                             5,188,514(9)   23.91%

- ------------------------------
*    Denotes less than 1%

(1) The Board of Directors of Manufacturers Indemnity and Insurance Company of America is vested with the voting and investment powers relating to the shares of AmeriQuest's Common Stock held by Manufacturers Indemnity and Insurance Company of America. Messrs. Marc L. Werner and Eric J. Werner are also directors of Manufacturers Indemnity and Insurance Company of America, and may accordingly be deemed to have shared voting and investment powers over the 1,003,473 shares of AmeriQuest Common Stock held by Manufacturers Indemnity and Insurance Company of America. In addition, Manufacturers Indemnity and Insurance Company of America holds (i) a stock option that is currently exercisable to acquire 150,000 shares of Common Stock at $4.50 per share through March 3, 1999, and (ii) a four-year warrant to purchase 190,000 shares of Common Stock at $3.50 per share from May 14, 1995 to November 14, 1998. The exercise price is subject to downward adjustment should AmeriQuest sell shares from November 14, 1994 to May 14, 1995 at a price less than the exercise price. The Transaction with Computer 2000 may be deemed to be such a "sale," in which event the exercise price would be $2.22 per share. Such shares are reflected in the table under both Marc L. Werner's and Mark J. Werner's names individually, but are not duplicated in the caption relating to "All Officers and Directors as a Group."

(2) Mr. Terren S. Peizer is the sole shareholder of the corporate general partner of Wendover Financial Company L.P., and may be deemed to have sole voting and investment powers over the 596,000 shares of

     AmeriQuest Common Stock held by Wendover Financial Company L.P. In addition, Wendover Financial Company L.P. holds a four-year warrant to purchase 100,000 shares of Common Stock at $3.50 per share from May 14, 1995 to November 14, 1998. The exercise price is subject to downward adjustment should AmeriQuest sell shares from November 14, 1994 to May 14, 1995 at a price less than the exercise price. Mr. Peizer personally holds a stock option that is currently exercisable to acquire 400,000 shares of Common Stock at $4.50 per share through March 3, 1999. All such shares are included in the foregoing table.

(3) All of the shares reflected in the name of Mr. Silvis are issuable upon exercise of currently exercisable options to purchase Common Stock at $3.375 per share granted to Mr. Silvis on October 14, 1994.

(4) Of the shares reflected in the name of Mr. Walker, 20,000 shares are issuable upon exercise of currently exercisable options to purchase Common Stock at $1.50 per share granted to Walker Associates, of which Mr. Walker is the President and Chairman. The shares subject to that option were increased on December 3, 1993 from 10,000 shares to 20,000 shares, and were afforded immediate vesting. The remaining 15,000 shares are issuable upon exercise of currently exercisable options to purchase Common Stock at $3.375 per share granted to Mr. Walker on October 14, 1994.

(5) Includes 200,000 shares issued to Mr. Clark on October 14, 1994 for which Mr. Clark paid $2,000 in cash and tendered to AmeriQuest a one-year Promissory Note in the amount of $498,000. The balance of the shares are subject to currently exercisable stock options, exercisable at $1.75 per share.

(6) Includes 82,500 shares of Common Stock subject to currently exercisable stock options exercisable at $.05 per share through December 31, 1995.

(7) Includes 50,000 shares issued to Mr. Holmes on October 14, 1994 for which Mr. Holmes paid $500 in cash and tendered to AmeriQuest a one-year Promissory Note in the amount of $124,500. The balance of the shares are subject to currently exercisable stock options, exercisable at $1.75 per share.

(8) Includes 10,000 shares subject to currently exercisable stock options, exercisable at $1.75 per share.

(9) Includes 958,767 shares subject to stock options and warrants currently vested and issuable upon exercise of such options and warrants.

(10) The address for the executive officers and directors and proposed directors is: 3 Imperial Promenade, Ste. 300, Santa Ana, California 92707.

(11) Each executive officer and director has sole voting and investment power with respect to the shares listed, unless otherwise indicated.

(12) For purposes of determining the percentage of outstanding Common Stock held by each person or group set forth in the table, the number of shares held by a person or group is divided by the sum of the number of shares of AmeriQuest's Common Stock outstanding on March 30, 1995 (20,907,099 shares) plus the number of shares of Common Stock subject to outstanding stock options and warrants exercisable currently or within 60 days of March 30, 1995 by such person or group, in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended. Percentages of less than 1% are represented by an asterisk.

It is the intention of all officers and directors of AmeriQuest, expressed orally but not in any legally binding document or otherwise, to vote or cause to be voted the shares over which they have beneficial ownership, as set forth in the above table, in favor of the Proposals.

                        COSTS OF SOLICITATION OF PROXIES

     This solicitation of Proxies is made by the Board of Directors of AmeriQuest, and AmeriQuest will bear the costs of this solicitation, including the expense of preparing, assembling, printing and mailing this Proxy Statement and the material used in this solicitation of Proxies. It is contemplated that Proxies will be solicited principally through the mails, but directors, officers and regular employees of AmeriQuest may solicit Proxies personally or by telephone. Although there is no formal agreement to do so, AmeriQuest may reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding these proxy materials to their principals. AmeriQuest may also pay for and use the services of other companies or individuals not regularly employed by AmeriQuest in connection with the solicitation of Proxies if the Board of Directors of AmeriQuest determines that it is advisable.


                                 CAPITALIZATION

     The following table sets forth the capitalization of AmeriQuest as of December 30, 1994, and as adjusted to give effect to the exchange of the Computer 2000 loan of $18 million into approximately 8.1 million shares of AmeriQuest Common Stock.


                                          Historical           Pro Forma
                                          -----------   ------------------------
                                          AmeriQuest    Adjustments    Combined
                                          -----------   ------------   ---------

Short-term debt                               $ 72.7              -      $ 72.7
Subordinated notes payable                      18.0          (18.0)          -
                                              ------    -----------      ------
     Total debt                                 90.7              -        72.7

Minority interest                                1.2              -         1.2

Shareholders' Equity
     Common Stock                                0.2            0.1         0.3
     Additional paid-in capital                 48.1           17.9        66.0
     Retained earnings (deficit)               (20.6)             -       (20.6)
     Receivables from affiliates                (1.1)             -        (1.1)
                                              ------    -----------      ------

          Total shareholders' equity            26.6           18.0        44.6
                                              ------    -----------      ------

Total capitalization                          $118.5    $   -            $118.5
                                              ======    ===========      ======

______________________________________

                                   PROPOSAL 1

          TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

     On November 11, 1994, the Board of Directors unanimously approved the Investment Agreement and Transaction with Computer 2000, recognizing that it would be necessary to amend AmeriQuest's Certificate of Incorporation to increase the number of shares of Common Stock that AmeriQuest is authorized to issue. That same date, the Board of Directors of AmeriQuest resolved that the increase should be from 30,000,000 shares to 65,000,000 shares in order to have a sufficient number of shares authorized to consummate the Transaction and so that AmeriQuest might have the flexibility to effect additional acquisitions in the future, perhaps commencing in late 1995. The proposed Amendment to the Certificate of Incorporation is attached as Appendix III and incorporated herein by this reference.

     AMERIQUEST'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS OF AMERIQUEST VOTE THEIR SHARES IN FAVOR OF THE PROPOSAL TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK THAT AMERIQUEST IS AUTHORIZED TO ISSUE FROM 30,000,000 TO 65,000,000.

     Pursuant to the terms and provisions of the Investment Agreement Computer 2000 loaned $18 million to AmeriQuest in November and December 1994. It is a condition to the exchange of its $18 million loan into equity (as well as a condition, among others, to Computer 2000's contemplated investment of an additional $32 million in Common Stock of AmeriQuest) that this proposal be approved by the shareholders of AmeriQuest. Absent approval of this proposal, this condition will not be satisfied and AmeriQuest may be obligated to repay the $18 million loan together with a "break-up fee" of $1.8 million or default under the terms of that loan which may result in, among other things, the loss of AmeriQuest's holdings in AmeriQuest/Kenfil Inc., Robec, Inc. and AmeriQuest/NCD, Inc., the shares of which have been pledged to Computer 2000 to secure the $18 million loan, and may result in a default under AmeriQuest's other principal indebtedness. Additionally, it would not be possible for AmeriQuest to pursue other acquisition candidates, which is an announced policy of the Board of Directors, nor would AmeriQuest be able to issue additional shares of its Common Stock beyond the 30,000,000 shares currently authorized to secure additional financing. Such events would likely reduce AmeriQuest's operations to sales levels below those which existed in December 1993, in which event AmeriQuest would likely be unable to achieve a profitable level of operations.


                                   PROPOSAL 2

                          APPROVAL OF THE TRANSACTION

BACKGROUND TO AND REASONS FOR THE TRANSACTION

BACKGROUND

     The computer hardware and software distribution industry in which AmeriQuest competes has been dominated by Merisel and Ingram Micro, and certain other significant competitors, all with sales and resources greater than those available to AmeriQuest. Additionally, this industry has reflected trends in the computer industry generally in that AmeriQuest has had a history of decreasing profit margins. These conditions portend that the distribution industry, of which AmeriQuest is a part, is becoming an oligopoly where only the largest and best financed companies will survive. AmeriQuest must achieve a sales level that will allow it to attain a profitable level of operations and secure access to capital resources sufficient to adequately fund its ability to successfully compete in such a market place.

     In response to these factors, the Board of Directors of AmeriQuest decided on December 3, 1993 to embark on a program of growth-by-acquisition coupled with internal sales growth. The Board estimated that it would be necessary to reach at least $500 million in yearly sales just to reach a break-even level of operations, and at least $800 million in yearly sales to achieve a reasonable level of profit to materially benefit shareholders. At the time that the Directors decided to embark on this strategy, AmeriQuest's sales were averaging approximately $80 million per year, and AmeriQuest was without cash resources to effect any acquisitions for cash consideration.

     From December 3, 1993 to September 26, 1994, in pursuing and responding to rapidly occurring opportunities, AmeriQuest caused its wholly-owned subsidiary, CDS Distribution, Inc., to merge with Romel Technology, Inc. d/b/a Management Systems Group ("MSG") and Rhino Distribution Corporation. Further, it acquired by exchange and merger with other subsidiaries the business and assets of Kenfil Inc. ("Kenfil") [100%] and Robec, Inc. ("Robec") [50.1%]. The acquisition of the balance of the outstanding shares of Robec, Inc. is pending a vote by Robec's shareholders scheduled for mid-May 1995. Further, by September 1994, AmeriQuest had contracted for the acquisition of Ross White Enterprises, Inc. d/b/a National Computer Distributors ("NCD"). The total aggregate sales of all such entities is running at approximately $750 million on an annualized basis, of which NCD accounts for approximately $300 million. (For the year-ended June 30, 1994 the combined entity on a pro forma basis would have reflected $613.6 million in sales for which NCD would have accounted for $218.8 million.)

     Mr. Harold L. Clark was first contacted by Mr. Stephen DeWindt, a Co-President of Computer 2000, on or about June 7, 1994. Mr. DeWindt had earlier been acquainted personally with Mr. Clark when Mr. Clark served as President of Ingram Micro. Mr. DeWindt explained that Computer 2000 was looking to purchase or invest in a U.S. company that would give it a presence in the U.S. market. Mr. Clark took the opportunity to explain to Mr. DeWindt his view of the industry and the goals of AmeriQuest, including the acquisition strategy adopted by the Board of Directors. This meeting was followed with a meeting on June 16, 1994 where Mr. DeWindt was introduced to the other members of management and certain members of the Board of Directors of AmeriQuest.

     On July 21-23, 1994, a delegation from the Board of Directors of AmeriQuest including Messrs. Clark, Marc L. Werner, Stephen G. Holmes and select legal counsel with experience in dealing with German investors, visited with Computer 2000 in Germany to explain to Computer 2000 the opportunity represented by AmeriQuest and to explore the synergies which might exist between the two companies. It appeared that an investment from Computer 2000 would secure AmeriQuest's position in the industry as a result of a world-wide alliance between AmeriQuest and Computer 2000, and that the potential synergies could include the following: (i) the possibility of a broader representation of significant vendors, which could give rise to a high incremental volume of business without an associated increment in costs of distribution, (ii) the possibility of improved margins through combined purchase discounts and soft-dollar services, (iii) potential access to Computer 2000's transnational customer base for AmeriQuest's value-added storage devices, (iv) potential access to money markets worldwide, and (v) the impact on AmeriQuest of receiving an infusion of funds as a result of Computer 2000's investment in AmeriQuest. They also discussed with Computer 2000 AmeriQuest's need for financing to meet its obligations and to implement its planned growth by acquisition. In light of these considerations, it was decided to move forward with discussions and negotiations with Computer 2000 while continuing to implement the Board of Directors' growth-by-acquisition business plan.

     From August 9, 1994 to August 16, 1994, Holger Heims, Computer 2000's Head of Investments, visited AmeriQuest's offices. The Computer 2000 representatives discussed further with AmeriQuest the possibility of Computer 2000 investing in AmeriQuest, and they began their due diligence investigation of AmeriQuest, Kenfil, Robec and NCD. On August 31, 1994, Computer 2000 purchased from AmeriQuest 532,000 shares of newly issued AmeriQuest Series C Preferred Stock for $1,330,000 ($2.50 per share), which shares were later converted into shares of Common Stock.

     During September 1994, Mr. Heims continued to visit AmeriQuest's offices. On September 2, 1994, Computer 2000's lawyers contacted legal counsel for AmeriQuest to begin Computer 2000's legal due diligence investigation. From September 12, 1994 to September 16, 1994, Klaus Laufen and Stephen DeWindt, two of Computer 2000's Co-Presidents, joined Mr. Heims at AmeriQuest's offices in due diligence discussions with representatives of AmeriQuest. On September 14, 1994, Messrs. Clark, Werner and Holmes of AmeriQuest, and AmeriQuest's legal counsel, met with Messrs. Heims, DeWindt and Laufen of Computer 2000, together with Computer 2000's legal counsel, and discussed in broad terms Computer 2000's possible investment. On September 23, 1994, Mr. Heims of Computer 2000 sent Mr. Clark of AmeriQuest a proposed letter of intent outlining terms on which Computer 2000 might be prepared to invest up to $45 million in AmeriQuest, 75% initially and with the right to invest the balance over a period of up to two years, in return for 51% of AmeriQuest's voting stock. The proposal was subject to further due diligence and was conditioned upon the parties negotiating and closing a definitive agreement. Computer 2000's proposal was not accepted by AmeriQuest, because, among other things, the proposed pricing and the length of time over which monies would be infused did not accommodate AmeriQuest's projected financial needs, but discussions as to a possible investment by Computer 2000 continued.

     On September 26, 1994, AmeriQuest executed a definitive Agreement and Plan of Reorganization for the acquisition of NCD which required that the transaction be closed on or before October 14, 1994. This accelerated closing date was prompted by the need of NCD to secure an infusion of approximately $1.5 million to comply with the provisions of its credit facility by October 30, 1994. AmeriQuest then arranged on September 30, 1994 for a private placement of $11 million to fund its obligation to acquire NCD and certain other operational requirements.

     On October 3, 1994, the AmeriQuest Board of Directors resolved to reduce the size of the private placement to approximately $3.9 million. In the placement, AmeriQuest agreed to issue approximately 1,640,000 shares of Common Stock at $2.40 per share and to issue warrants to purchase a like number of shares of Common Stock at $3.50 per share. Jochen Tschunke, the Chairman of the Board of Computer 2000, agreed to invest in the placement separately from and not as a representative of Computer 2000. (He made the investment on October 17, 1994 at the closing of the placement, as indicated below.) AmeriQuest's Board of Directors reduced the aggregate amount of the placement from $11 million to $3.9 million because it believed that by reducing the number of shares to be issued in the placement, AmeriQuest would increase Computer 2000's interest in investing a much larger sum in AmeriQuest, and because the Board determined that AmeriQuest would need an infusion of substantially more than $11 million in order to meet its financial needs. The Board also believed that this action was in the best interests of the shareholders of AmeriQuest because it would have reduced the number of shares that AmeriQuest needed to issue in order to acquire NCD if Computer 2000 could be persuaded to pay more than the private placement investors were paying. The Board also believed there was a possibility that a loan from Computer 2000 would be effected in sufficient time to allow for the NCD closing. However, as time elapsed, it became clear that the Computer 2000 investment could not be negotiated and closed before the October 14, 1994 deadline for the NCD acquisition. This then placed the NCD closing in jeopardy. The Board of Directors believed that the acquisition of NCD was critical to AmeriQuest's business strategy. AmeriQuest ultimately negotiated an extension of the NCD closing from October 14, 1994 to November 10, 1994 (later extended to November 14, 1994) in return for AmeriQuest's payment of $2 million, which would be lost to AmeriQuest should it fail to close the NCD transaction by that date. AmeriQuest procured such $2 million from the proceeds of the private placement referred to above, which closed on October 17, 1994; then at that time the private placement was changed from an equity placement to a short-term (30 days) convertible debt placement, convertible to equity upon the consummation of the acquisition of NCD.

     Messrs. DeWindt and Heims met with all of AmeriQuest's Board of Directors in an all-day meeting on October 21, 1994, held for the purpose of gathering information and conducting negotiations. Computer 2000 indicated that it was prepared to pay $50 million for additional shares, which when added to its then current holdings, would total 51% of AmeriQuest's issued and outstanding shares. AmeriQuest's Board of Directors expressed interest in Computer 2000's proposal, but resolved to continue to seek additional financing to fund the NCD acquisition rather than relying solely on the prospect of closing a definitive agreement with Computer 2000 before the deadline for the NCD closing. After a search for alternative financing sources, it became apparent to AmeriQuest that such financing would not be available within the time frame necessary to close the NCD acquisition. AmeriQuest was able to identify only one alternative financing source, but the terms of the proposed financing ($.25 per share) were unacceptable.

     Discussions between Computer 2000 and AmeriQuest proceeded on a daily basis from October 21, 1994 through November 14, 1994, the date of the definitive Investment Agreement . During this period, Mr. Heims of Computer 2000 worked out of AmeriQuest's offices, conducting negotiations with AmeriQuest on behalf of Computer 2000 and making arrangements for the proposed investment. Legal counsel for Computer 2000 began preparing drafts of the Investment Agreement and related documents on October 27, 1994. From October 28, 1994 through November 14, 1994, counsel for Computer 2000, Mr. Heims and Computer 2000's financial advisor (joined by Mr. DeWindt from November 8, 1994 to November 14, 1994) negotiated the terms of the proposed agreements with AmeriQuest's legal counsel and representatives. During this period, numerous drafts of the proposed agreements were prepared and exchanged.

     AmeriQuest's Board of Directors was kept informed of the progress of the negotiations. On November 11, 1994, AmeriQuest's Board met and approved the proposed transactions with Computer 2000, and authorized AmeriQuest's management to enter into the Investment Agreement and the related agreements with such changes as might subsequently be negotiated. On November 14, 1994, those agreements were signed, and Computer 2000 loaned $13 million to AmeriQuest pursuant to the agreements. Computer 2000 loaned an additional $5 million at the end of November and in early December 1994.

     On March 30, 1995, Computer 2000 agreed to extend the due date of the $18 million loan from March 30, 1995 to June 30, 1995 in light of the fact that AmeriQuest was required by the Staff of the Securities & Exchange Commission to withhold use of this Proxy Statement (thereby delaying AmeriQuest's special meeting of shareholders) until completion of the annual audit of Robec, Inc. (whose Annual Report on Form 10-K for the year ended December 31, 1994 is incorporated herein by reference) and the resolution of certain outstanding comments of the Staff on AmeriQuest's periodic reports. In connection with such extension, Computer 2000 required that the "break-up" fee be increased from $1.3 million to $1.8 million.

REASONS FOR THE TRANSACTION

     In reaching its decision, the Board compared the proposed price of $2.22 per share under the agreements with Computer 2000 to the price at which it had been able to attract capital in the most recent private placement, i.e. $2.40 per Unit, with each Unit comprised of one (1) share of Common Stock and (1) four-year warrant to purchase an additional share at $3.50 per share, with the exercise price to be reduced to a level equal to that at which AmeriQuest might sell shares between November 14, 1994 and May 14, 1995, i.e. the $2.22 to be paid by Computer 2000, and analyzed the possible benefits to be derived from the potential synergies described above that could result from an alliance with Computer 2000 and AmeriQuest's future prospects absent such an alliance. The Board also considered the critically important nature of the NCD acquisition and that a failure to close the NCD acquisition would have left AmeriQuest short of its annual sales goal by approximately $300 million and lost to it the $2 million paid to secure an extension of the NCD closing date. The Computer 2000 transaction also provided a source of payment of the 30-day private placement described above and a source of funds necessary to retire the loan facility for Kenfil, Inc. In reaching its decision, the Board considered the fact that the Investment Agreement contains a "fiduciary out" proviso to the "no shop" clause, which enables the Board of Directors to consider alternative transactions if required to do so by applicable fiduciary duties. The Board of Directors also considered the fact that the Investment Agreement provided for a $1.3 million "break up" fee, but does not contain other material "lock-up" provisions. The $1.3 million "break-up" fee was increased to $1.8 million as consideration for the extension of the due date of the $18 million loan from March 30, 1995 to June 30, 1995.

     THE BOARD OF DIRECTORS BELIEVES THAT THE TRANSACTION IS FAIR TO, AND IN THE BEST INTERESTS OF, AMERIQUEST AND ITS SHAREHOLDERS AND HAS UNANIMOUSLY APPROVED THE TRANSACTION AND UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS OF AMERIQUEST VOTE "FOR" APPROVAL OF THE TRANSACTION.

     IF THE TRANSACTION IS NOT APPROVED BY THE SHAREHOLDERS OF AMERIQUEST, COMPUTER 2000 WILL HAVE THE RIGHT TO TERMINATE THE INVESTMENT AGREEMENT, AND AMERIQUEST WILL BE OBLIGATED TO PAY COMPUTER 2000 ON JUNE 30, 1995, THE FULL AMOUNT OF COMPUTER 2000'S $18 MILLION LOAN, TOGETHER WITH INTEREST, AND THE $1.8

MILLION BREAK-UP FEE.  COMPUTER 2000 WILL HAVE THE RIGHT, BUT NOT THE
                       ----------------------------------------------
OBLIGATION, TO APPLY A PORTION OF AMERIQUEST'S INDEBTEDNESS TO PURCHASE FROM
- ----------------------------------------------------------------------------
AMERIQUEST, FOR $2.00 PER SHARE, A NUMBER OF SHARES OF AMERIQUEST COMMON STOCK
- ------------------------------------------------------------------------------
WHICH WHEN ADDED TO ITS CURRENT HOLDINGS WOULD BE EQUAL TO 19.9% OF ALL OF
- --------------------------------------------------------------------------
AMERIQUEST'S THEN OUTSTANDING SHARES OF AMERIQUEST COMMON STOCK, AND AMERIQUEST
- -------------------------------------------------------------------------------
WOULD BE OBLIGATED TO PAY IN EXCESS OF $12 MILLION TO COMPUTER 2000.  AMERIQUEST
- --------------------------------------------------------------------
DOES NOT CURRENTLY HAVE THE FINANCIAL RESOURCES TO MEET THIS OBLIGATION. AMERIQUEST WOULD NEED TO SEEK ADDITIONAL FINANCING TO RAISE THE NECESSARY FUNDS BY JUNE 30, 1995 OR THE COMPUTER 2000 LOAN WOULD BE IN DEFAULT. IF SUCH A DEFAULT OCCURS, COMPUTER 2000 COULD, IN ADDITION TO ITS OTHER REMEDIES, EXERCISE ITS SECURITY INTEREST TO ACQUIRE AMERIQUEST'S OWNERSHIP OF KENFIL, ROBEC AND
NCD, WHICH WOULD NEGATE ALL EFFORTS TO DATE TO IMPLEMENT THE BUSINESS PLAN BY REASON OF A LOSS OF APPROXIMATELY $550 MILLION IN ANNUAL SALES, WITHOUT WHICH AMERIQUEST HAS NO REASONABLE EXPECTATION OF BEING ABLE TO ACHIEVE A PROFITABLE LEVEL OF OPERATIONS. IN ADDITION, THE DEFAULT MAY CONSTITUTE AN EVENT OF
DEFAULT UNDER AMERIQUEST'S OTHER INDEBTEDNESS THEREBY CAUSING THAT INDEBTEDNESS TO BECOME IMMEDIATELY DUE AND PAYABLE.

     The funds advanced and which may be advanced to AmeriQuest from Computer 2000 are derived from its internally generated funds and existing credit facilities. No special loan facility was created to fund its investment in AmeriQuest.

OPINION OF AMERIQUEST'S FINANCIAL ADVISOR

     L.H. Friend, Weinress & Frankson, Inc. ("L.H. Friend") has delivered a written opinion to the Board of Directors of AmeriQuest that, as of December 14, 1994, the Investment Agreement and the Transaction with Computer 2000 was fair to AmeriQuest and its shareholders, from a financial point of view. No limitations were imposed by the Board of Directors of AmeriQuest upon L.H. Friend with respect to the investigations made or procedures followed by L.H. Friend in rendering its opinion.

     THE FULL TEXT OF THE OPINION OF L.H. FRIEND, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS APPENDIX II TO THIS PROXY STATEMENT. AMERIQUEST SHAREHOLDERS ARE URGED TO READ THIS OPINION IN ITS ENTIRETY FOR INFORMATION WITH RESPECT TO THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE AND MATTERS CONSIDERED BY L.H. FRIEND IN RENDERING SUCH OPINION. THE SUMMARY OF THE OPINION OF L.H. FRIEND SET FORTH IN THIS PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

     In rendering its opinion, L.H. Friend, among other things, reviewed the Investment Agreement and related documents, reviewed certain reports filed by AmeriQuest with the SEC, examined certain operating information, financial information and projections provided by the management of AmeriQuest, reviewed the historical market prices and trading volume of AmeriQuest Common Stock, analyzed publicly available financial and market data regarding certain companies in the computer peripherals and software distribution industry and compared them to AmeriQuest's financial and market data, conducted limited interviews with certain members of AmeriQuest management and performed such other studies, analyses, inquiries and investigations as it deemed appropriate.

     In performing its analyses, L.H. Friend assumed that AmeriQuest was receiving up to $50 million of cash from Computer 2000 in a two stage investment that will result, assuming certain conditions are met, in Computer 2000 purchasing newly issued AmeriQuest Common Stock, at a per share price of approximately $2.22.

     L.H. Friend obtained and relied upon certain financial data on eight companies, Arrow Electronics, Avnet, Inc., GBC Technologies Inc., Liuski International Inc., Merisel Inc., Southern Electronics Corp., Tech Data Corp., and Western Micro Technology Inc., which because of their line of business or financial and operating statistics, were considered generally comparable to AmeriQuest, although no company was considered directly comparable in all respects. All such information was obtained by L.H. Friend from public data, including, with respect to future earning projections, Wall Street securities analysts' research reports. L.H. Friend derived certain valuation multiples for these comparable companies, including multiples of revenue, earnings before taxes, interest, depreciation, and amortization ("EBITDA"), earnings, future earnings and book value. L.H. Friend determined that the range of multiples for the comparable companies was 0.08 to 0.61 times revenue, 2.6 to
78.6 times EBITDA, 4.2 to 17.8 times earnings (for the seven companies that produced positive earnings), 5.2 to 12.1 times projected 1995 earnings (for the seven companies for which earnings projections were available), and 0.7 to 2.6 times book value. L.H. Friend calculated median multiples for the comparable companies of 0.3 times revenue, 7.8 times EBITDA, 7.8 times earnings, 6.1 times projected 1995 earnings and 1.8 times book value, and indicated that the most likely range of multiple valuations for AmeriQuest, based on this comparable company analysis and the fact that AmeriQuest did not produce positive EBITDA or net income, was 0.2 to 0.4 times revenue, and 1.6 to 2.0 times book value. L.H. Friend determined a valuation range for AmeriQuest by this range of valuation multiples, to be $24 million to $58 million. L.H. Friend noted the assumed value of AmeriQuest of approximately $100 million for the Transaction (based on Computer 2000's investment of $50 million for a 51% interest) to be within the valuation range.

     L.H. Friend also identified a group of eight acquisitions of companies in the computer peripherals and software distribution industry with which to compare AmeriQuest; the acquisition of Hall-Mark Electronics Corp. by Avnet, Inc. in April 1993; the acquisition of Corporate Software, Inc. by CS Acquisition Group in October 1993; the acquisition of Egghead, Inc. by Investor Group, Inc. in January 1994; the pending acquisition of Autronica AS by Whessoe PLC in March 1994; the acquisition of MFP Technical Services Ltd. by Commoncorp Financial Services in April 1994; the acquisition of Transmark Corp. Ltd. by Siegen Investments in May 1994; the acquisition of Gates/FA Distributing, Inc. by Arrow Electronics, Inc. in June 1994; and the acquisition of Anthem Electronics, Inc. by Arrow Electronics, Inc. in September 1994; and reviewed certain financial data with respect to those transactions. All of such information was obtained by L.H. Friend from public data. L.H. Friend derived certain valuation multiples for these comparable companies, including multiples of revenue, EBITDA, earnings and book value. L.H. Friend determined that the range of multiples for the comparable companies was 0.2 to 1.7 times revenue,
2.5 to 31.7 times EBITDA (for the seven companies for which EBITDA figures were available), 8.1 to 25.3 times earnings, and 1.1 to 3.5 times book value. L.H. Friend calculated median multiples for the comparable transactions of 0.5 times revenue, 8.1 times EBITDA, 17.1 times earnings, 2.0 times book value, and indicated that the most likely range of multiples for AmeriQuest, based on this comparable transaction analysis and the fact that AmeriQuest did not produce positive EBITDA or net income, was 0.4 to 0.6 times revenue and 1.8 to 2.2 times book value. L.H. Friend determined the transaction range for AmeriQuest based on this range of transaction multiples, to be $40 million to $70 million. L.H. Friend noted the assumed value of AmeriQuest of approximately $100 million for the Transaction (based on Computer 2000's investment of $50 milliion for a 51% interest) to be within the valuation range.

     The preparation of a fairness opinion is complex. L.H. Friend believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all factors and analyses, could create an incomplete view of the processes underlying its opinion. Estimates of values of companies do not purport to be appraisals and do not necessarily reflect the prices at which companies may actually be sold. The estimates of value were prepared solely for use in determining whether the sale of AmeriQuest Common Stock to Computer 2000 is fair to AmeriQuest and its shareholders from a financial point of view.

     L.H. Friend relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information provided to it by the management of AmeriQuest, including financial projections for AmeriQuest. These financial projections were based on assumptions AmeriQuest believes are reasonable. Some assumptions inevitably will not materialize, and unanticipated events and circumstances may occur subsequent to the date of such projections. Accordingly, the actual results achieved during the period covered by these projections may vary from the projections and the variations may be material and adverse.

     In the course of its review, L.H. Friend relied, without independent verification, upon the accuracy and completeness of all the financial and other information reviewed by it for purposes of the opinion.

     L.H. Friend was not requested to, and did not, solicit any indications of interest from third parties with respect to the sale of AmeriQuest, but discussed with AmeriQuest its history of raising capital and its prospects for additional capital infusions. In addition, L.H. Friend did not participate in the discussion or negotiations leading to execution of the Investment Agreement, and its opinion is limited to the fairness from a financial point of view of the consideration to be received for the shares of AmeriQuest and does not address AmeriQuest's underlying business decision to effect the Transaction. L.H. Friend assumed that Computer 2000 will have the financial capability to perform, and will perform, its obligations under the Investment Agreement.

     L.H. Friend is a firm specializing in institutional research and investment banking services for middle market companies. The firm's focus is on all aspects of traditional corporate finance transactions, including initial and secondary public offering, institutional private placements, mergers and acquisitions, evaluation and fairness opinions and related corporate advisory services. The AmeriQuest Board of Directors selected L.H. Friend to provide the fairness opinion as a result of the firm's familiarity and expertise with public technology companies and its experience in analyzing such companies.

     AmeriQuest paid L.H. Friend a fee of $96,000.00. AmeriQuest has also agreed to indemnify L.H. Friend and certain related persons against certain liabilities relating to or arising out of its engagement, including certain liabilities under federal securities laws.


IMPACT OF THE TRANSACTION ON AMERIQUEST AND EXISTING SHAREHOLDERS

     While the Board of Directors is of the opinion that the Transaction is fair to, and its approval is advisable and in the best interests of AmeriQuest and its shareholders, shareholders should consider the following possible effects in evaluating the Transaction.

VOTING AND OTHER RIGHTS OF SHAREHOLDERS

     The number of shares of Common Stock that could be issued to Computer 2000 in the Transaction could vest voting control of AmeriQuest in Computer 2000. In such an event, Computer 2000 could effectively elect all directors and appoint all officers of AmeriQuest, and only furnish existing shareholders with Information Statements pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, regarding such actions. Additionally, Computer 2000 would in that event have the voting power necessary to take AmeriQuest "private" or merge it with another entity without having to consult with the other shareholders; or prevent the sale of AmeriQuest to other interested parties at a point in time that minority shareholders might deem a sale to be advantageous to their interests.

     Although the foregoing represents possible actions that could be taken by any shareholder having control of AmeriQuest, Computer 2000 has represented to AmeriQuest that it has not historically interfered with the management of companies that it has acquired; however, there can be no assurance that there will be no changes in AmeriQuest management in the future. In addition, it may be advantageous for Computer 2000 to maintain AmeriQuest as a public company so as to obtain access to U.S. securities markets for additional funding of AmeriQuest's future operations and growth, but is not obligated to do so.

CERTAIN TAX CONSEQUENCES

     Under Section 382 of the Internal Revenue Code ("IRC"), the benefit of AmeriQuest's net operating losses ("NOLs") can be reduced or eliminated if AmeriQuest undergoes an "ownership change," as defined in Section 382. Generally, an "ownership change" occurs if one or more shareholders, each of whom owns five percent (5%) or more of a company's capital stock, and certain "public groups" increase their aggregate ownership of the company by more than 50 percentage points over the lowest percentage of stock owned by such shareholders or groups over the preceding three-year period (based on value). The amount of taxable income in any year thereafter (or portion of a year) that could be offset by NOLs or other carryovers existing

(or "built-in") prior to such ownership change could not exceed the product obtained by multiplying (i) the aggregate value of AmeriQuest's stock immediately prior to the ownership change (with certain adjustments) by (ii) the federal long-term rate (currently 6.25%).

     In an earlier acquisition of Kenfil Inc. (June 1994) by AmeriQuest, an "ownership change" occurred for purposes of Section 382. Another "ownership change" will potentially occur upon the contemplated infusion of $32 million by Computer 2000 in the third quarter of 1995.

     The exact date of ownership changes and the value of AmeriQuest on those dates is currently being determined. The impact of the successive ownership changes and the amount of the pre-change NOLs are also being calculated.

     AmeriQuest would incur a corporate-level tax (current maximum federal rate of 35 percent) on any taxable income during a given year in excess of such limitation. While the NOLs not used as a result of this limitation would remain available to offset taxable income in future years, the effect of an ownership change, under certain circumstances, would be to significantly defer the utilization of the NOLs, accelerate the payment of the federal income tax, cause a portion of the NOLs to expire prior to their use and reduce stockholders' equity.


SHAREHOLDER'S DERIVATIVE ACTION

     On November 17, 1994, three days after the announcement of the proposed investment by Computer 2000 pursuant to the Investment Agreement, an action was filed against the Board of Directors of AmeriQuest, Computer 2000 and AmeriQuest styled Erica Hartman vs. Marc L. Werner, Harold L. Clark, Stephen G. Holmes,
       ---------------------------------------------------------------------
Eric J. Werner, Terren S. Peizer, William N. Silvis, William T. Walker, Jr. and
- -------------------------------------------------------------------------------
Computer 2000 AG, Defendants and AmeriQuest Technologies, Inc., Nominal
- -----------------------------------------------------------------------
Defendant, Court of Chancery of the State of Delaware, New Castle County, C.A.
- ---------
No. 13883. The Complaint seeks to have the Court either (i) enjoin the consummation of the Investment Agreement or (ii) enter a monetary judgment for damages in an unspecified amount against the Directors of AmeriQuest for an alleged failure of the Board of Directors to discharge their fiduciary duties in causing AmeriQuest to enter into the Investment Agreement. The director Defendants filed a motion to dismiss the Complaint on January 15, 1995. Pending resolution of that motion, discovery has been stayed. The Plaintiff has not responded to the motion or taken any other action concerning same. The general allegations of the Complaint relate solely to a comparison of the proposed sale price with market value and book value and the sale of control without extracting a premium and an allegation that the consideration to be paid by Computer 2000 is inadequate. It is the opinion of the Board of Directors that the Plaintiff fails to understand AmeriQuest's growth-by-acquisition strategy or the synergies considered by the Board of Directors in approving the Transaction and the value to AmeriQuest of a world-wide alliance with Computer 2000. In the opinion of the Board of Directors, the proposed transaction with Computer 2000 is fair to and in the best interests of AmeriQuest and its shareholders for the reasons set forth above. The Board of Directors and AmeriQuest intend to vigorously defend against such litigation, and do not expect the litigation to have a material adverse impact on AmeriQuest's financial condition or results of operations, since AmeriQuest is only a nominal defendant.

POSSIBLE ADDITIONAL INDEBTEDNESS

     AmeriQuest is currently negotiating a financing arrangement with IBM Credit Corporation ("ICC") whereby AmeriQuest would be entitled to borrow up to $110 million (of which $30 million would be represented by AmeriQuest/NCD, Inc. increasing its line from The Bank of Boston), subject to meeting certain accounts receivable and inventory ratios, among other conditions. If the proposed credit arrangements with ICC are entered into, AmeriQuest would use the available proceeds to retire existing indebtedness, finance the purchase of inventory and for working capital. AmeriQuest has an immediate need for additional capital to finance its operations, and management believes that it would be in AmeriQuest's best interests to consummate and maintain the proposed ICC credit arrangements. Although the definitive terms of the ICC financing have not yet been determined, it would be an event of default under the proposed financing terms if AmeriQuest's shareholders fail to approve the Computer 2000 Transaction, and if, as a result, Computer 2000's $18 million loan becomes due and payable.


THE INVESTMENT AGREEMENT

     The following description of the Investment Agreement does not purport to be complete and is qualified in its entirety by reference to the Investment Agreement, a copy of which is attached hereto as Appendix I and incorporated herein by reference. Shareholders of AmeriQuest are urged to read the Investment Agreement in its entirety.

BACKGROUND FOR THE $18 MILLION LOAN

     Rule 312.00 of the New York Stock Exchange ("NYSE") requires shareholder approval of any issuance of Common Stock or securities convertible into Common Stock if the resulting voting power will be equal to or in excess of 20% of the voting power outstanding before the issuance of such securities. As indicated above, the maximum number of shares that AmeriQuest will be obligated to issue to Computer 2000 under the Investment Agreement will represent well in excess of 20% of AmeriQuest's outstanding voting power. Thus, under Rule 312.00, the vote of AmeriQuest's shareholders is necessary to approve such issuance. The parties recognized that preparing and processing the necessary paperwork for seeking shareholder approval, together with the necessary notice periods, would take several months. Since AmeriQuest's need for Computer 2000's initial investment of $18 million was immediate, the parties decided to structure Computer 2000's initial investment as a secured loan that will be exchanged for shares of AmeriQuest Common Stock upon shareholder approval (and the fulfillment of certain other conditions).

COMPUTER 2000'S PROPOSED INVESTMENT

     Computer 2000 desires to secure, subject to the terms and conditions set forth in the Investment Agreement, up to 51% ownership of AmeriQuest in exchange for up to $50 million plus the $1,330,000 that it paid earlier for 532,000 shares of AmeriQuest Series C Preferred Stock on August 31, 1994 (which shares were later converted into the same number of shares of Common Stock). Computer 2000 believes that the alliance with AmeriQuest will afford it an interest in the U.S. marketplace on a favorable economic basis if the synergies of the alliance can be realized.

     $18 Million Secured Loan Exchangeable for Common Stock.  The first tier of
     -------------------------------------------------------
the proposed investment was structured as an $18 million secured loan to AmeriQuest. The loan originally bore interest at the rate of 6.5% per annum, which increased to 8.5% after February 1995 pursuant to the terms of the original documents. The loan was originally due on the earlier of March 30, 1995 or 20 days after termination of the Investment Agreement. Computer 2000 agreed to extend the due date of the $18 million loan from March 30, 1995 to June 30, 1995 in light of the fact that AmeriQuest was required by the Staff of the Securities & Exchange Commission to withhold use of this Proxy Statement (thereby delaying the notice of AmeriQuest's shareholders' meeting) until completion of the annual audit of Robec, Inc. (whose Annual Report on Form 10-K for the year ended December 31, 1994 is incorporated herein by reference) and the resolution of certain outstanding comments of the staff on AmeriQuest's periodic reports. In connection with such extension, Computer 2000 required that the "break-up" fee be increased from $1.3 million to $1.8 million.

     AmeriQuest pledged all of its ownership of Kenfil, Robec and NCD as security for repayment of the loan. The loan will be exchanged for 8,108,108 shares of AmeriQuest Common Stock (subject to adjustment for changes in capitalization) if (i) the AmeriQuest shareholders approve at the Meeting the Transaction and the increase in the authorized number of shares of AmeriQuest Common Stock from 30,000,000 shares to 65,000,000 shares as proposed herein, and
(ii) certain other conditions are met (the "General Conditions"), including the conditions that the representations made by AmeriQuest in the Investment Agreement and the related agreements will be true at the time of the exchange; that AmeriQuest will have performed its obligations under the Investment Agreement and the related agreements; that there be no adverse change in AmeriQuest's business, operations, financial condition or prospects; and that the shares issued to Computer 2000 be approved for listing on the New York Stock Exchange. If any of the General Conditions are not met, Computer 2000 will not be required exchange the loan for shares of AmeriQuest Common Stock, although Computer 2000 might, in its discretion, elect to waive the condition(s) and cause the loan to be exchanged. In addition, AmeriQuest will be required, before exchange, to increase the number of its directors from 9 to 11 and appoint as directors two persons designated by Computer 2000.

     Upon receipt of shareholder approval of the proposals referred to herein and satisfaction (or waiver) of the other closing conditions, the $18 million loan will be exchanged for 8,108,108 shares of AmeriQuest Common Stock (subject to certain adjustments). Based on the number of shares of AmeriQuest Common Stock currently outstanding (and assuming the completion of the acquisition of Robec), Computer 2000 would receive in the exchange shares representing approximately 26.5% of the then outstanding shares of AmeriQuest Common Stock, so that Computer 2000 would then own beneficially approximately __% of such outstanding shares (including the 532,000 shares of Common Stock previously purchased by it, but not including the shares owned by or subject to warrants granted to Computer 2000's Chairman).

     $32 Million Additional Equity Infusion.  Computer 2000 will have the right
     ---------------------------------------
to purchase an additional $32 million of Common Stock at approximately $2.22 per share commencing on September 1, 1995 until the later of September 30, 1995 or 45 days after its receipt from AmeriQuest of certain financial information for the period ended June 30, 1995, if the following conditions are fulfilled:

     (a) The Transaction and the increase in the number of authorized shares proposed herein shall have been approved by the shareholders of AmeriQuest and the $18 million loan exchanged for shares of AmeriQuest Common Stock.

     (b)  The General Conditions shall have been satisfied or waived.

     In its original form, the Investment Agreement would have obligated Computer 2000 to invest the additional $32 million in AmeriQuest if AmeriQuest met certain profitability criteria and other conditions. Since AmeriQuest did not achieve the profit levels required under the Investment Agreement or meet certain other conditions, Computer 2000 is no longer obligated to make the investment. However, Computer 2000 continues to have the option (subject to the shareholder vote referred to above) to purchase from AmeriQuest up to $32 million of Common Stock at approximately $2.22 per share, the same price Computer 2000 would have paid had it been obligated to make the investment. The option will be exercisable, in whole or in part, commencing on September 1, 1995 and until the later of September 30, 1995 or 45 days following its receipt from AmeriQuest of the financial information for the period ended June 30, 1995.

     If Computer 2000 invests the full $50 million referred to above (the initial 18 million plus the additional $32 million), it will own a total of approximately 23,000,000 shares of AmeriQuest Common Stock, representing approximately 51% of the shares then outstanding.

     Stock Option A.  In the Investment Agreement, AmeriQuest granted Computer
     ---------------
2000, subject to the conditions referred to above, a Maintenance Option which assures Computer 2000 that, should AmeriQuest issue additional shares pursuant to outstanding options, warrants or otherwise, Computer 2000 would have the right to acquire additional shares at any time prior to November 1, 1999 in order to preserve its 51% ownership once it has acquired ownership of that magnitude.

     Stock Option B.  Computer 2000 would also have the right to acquire an
     ---------------
additional 4,000,000 shares of Common Stock at $10.00 per share at any time between June 30, 1996 and June 30, 1998; and at a price of $20.00 per share at
any time between July 1, 1998 and November 30, 1999.   Notwithstanding the
foregoing, the investment of Computer 2000 under this option would be capped at 55% of the issued and outstanding Common Stock of AmeriQuest.

     Other Negotiations.  The Investment Agreement, as amended, prohibits
     -------------------
AmeriQuest until June 30, 1995 from directly or indirectly soliciting, encouraging, initiating or participating in any discussions or negotiations reasonably likely to facilitate the efforts of any person other than Computer 2000 relating to the possible acquisition of AmeriQuest or any of its subsidiaries. AmeriQuest is also prohibited from providing non-public information to such a party without providing the same information to Computer 2000. Notwithstanding the foregoing, however, should the Board of Directors determine in good faith, after consultation with legal counsel and its financial advisors, that any such action is required by the fiduciary duties imposed upon the directors by Delaware law and is likely to result in a more favorable transaction to the stockholders of AmeriQuest than the terms of the Investment Agreement and provides for repayment in full of Computer 2000's $18 million loan and payment to Computer 2000 of a $1.8 million break-up fee, then AmeriQuest is free to pursue such a transaction, subject to AmeriQuest's obligation to keep Computer 2000 informed as to any offer or request for information regarding such transaction. If AmeriQuest's Board of Directors accepts any such offer or recommends it to AmeriQuest's shareholders, or fails to recommend the Transaction to the shareholders, either Computer 2000 or AmeriQuest may terminate the Investment Agreement, in which event the $18 million loan will become due and AmeriQuest will be required to pay the $1.8 million break-up fee.

     Board Representation.  Computer 2000 has the right to have an observer
     ---------------------
present at any meeting of the Board of Directors until the obligations of AmeriQuest underlying the $18 million loan are extinguished. Such an observer also has the right to address the Board with any concerns that Computer 2000 may have, and to visit and inspect AmeriQuest facilities and examine its books and records.

     Upon the exchange of the $18 million loan for shares of AmeriQuest Common Stock, AmeriQuest is obligated to appoint two new directors to the Board of Directors as may be selected by Computer 2000; and Computer 2000 has the right to require that the composition of the Board of Directors reflect its percentage ownership of the issued and outstanding shares of AmeriQuest.

     If Computer 2000 makes the $32 million investment in AmeriQuest referred to above, it will hold a majority of AmeriQuest's voting stock and will be in a position to elect all or a majority of AmeriQuest's directors.

     Registration Rights.  AmeriQuest is obligated to file a registration
     --------------------
statement covering the shares of Common Stock to be issued to Computer 2000 upon the receipt of requests for registration from persons holding 25% or more of such shares. Additionally, should AmeriQuest proceed with a further public offering of its shares for the benefit of AmeriQuest, Computer 2000 has the right to "piggy-back" its shares on any such registration statement. All expenses, other than underwriting discounts and commissions incurred in connection with such registrations, are to be borne by AmeriQuest except for expenses incurred in connection with a demand right which is subsequently aborted or withdrawn.

CERTAIN LEGAL MATTERS

     Antitrust.  Pursuant to the requirements of the Hart-Scott-Rodino Antitrust
     ----------
Improvements Act of 1976, as amended (the "HSR Act"), on January 30, 1995, Computer 2000 and AmeriQuest each filed a Notification and Report Form for review under the HSR Act with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division"). The waiting period under the HSR Act with respect to such filing was terminated by governmental action on February 10, 1995. Even though the HSR Act waiting period has expired, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking divestiture of substantial assets of AmeriQuest. AmeriQuest does not believe that consummation of the Merger will result in a violation of any applicable antitrust laws. However, there can be no assurance that a challenge to the Merger on antitrust grounds will not be made or, if such a challenge is made, of the result.

     Stock Exchange Listing.  It is a condition to the issuance of shares to
     -----------------------
Computer 2000 under the Investment Agreement that the shares of AmeriQuest Common Stock to be issued in connection with the Investment Agreement be authorized for listing on the NYSE.

     Appraisal Rights.  Under the General Corporation Law of the State of
     -----------------
Delaware, the holders of AmeriQuest Common Stock are not entitled to any appraisal rights with respect to the Transaction.


                             SHAREHOLDER PROPOSALS

     Any AmeriQuest shareholder who wishes to submit a proposal for presentation to AmeriQuest's 1995 Annual Meeting of Shareholders must submit the proposal to AmeriQuest, 3 Imperial Promenade, Ste. 300, Santa Ana, California 92707,
Attention: Mr. Stephen G. Holmes, Secretary, not later than April __, 1995 for inclusion, if appropriate, in AmeriQuest's proxy statement and form of proxy relating to its 1995 Annual Meeting.

                                 OTHER MATTERS

     The accompanying form of Proxy is solicited by and on behalf of the management of AmeriQuest whose Notice of Special Meeting is attached to this Proxy Statement. AmeriQuest will bear the expenses of this solicitation of Proxies. In addition to the use of the mails, Proxies may be solicited by personal interview, telephone and by directors and officers and employees of AmeriQuest. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and AmeriQuest may reimburse them for reasonable out-of-pocket expenses incurred by them in connection therewith.

     The management of AmeriQuest has no information that other matters will be brought before the Meeting. If, however, other matters are presented, the accompanying Proxy will be voted in accordance with the best judgment of the proxy holders.



                     (This Space Intentionally Left Blank)

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents are incorporated herein by this reference to satisfy the requirements of Item 13(a) of Schedule 14A under the Securities Exchange Act of 1934, as amended:

     (1) AmeriQuest's Current Report on Form 8-K/A (Amendment No. 1) dated June 14, 1994 and filed February 8, 1995.
     (2) AmeriQuest's Annual Report on Form 10-K/A (Amendment No. 5) for the fiscal year ended June 30, 1994 and filed April 6, 1995.
     (3) AmeriQuest's Current Report on Form 8-K/A (Amendment No. 1) dated July 18, 1994 and filed April 6, 1995.
     (4) AmeriQuest's Current Report on Form 8-K/A (Amendment No. 3) dated September 12, 1994 and filed April 6, 1995.
     (5) AmeriQuest's Quarterly Report on Form 10-Q/A (Amendment No. 2) for the three months ended September 30, 1994 and filed April 6, 1995.
     (6) AmeriQuest's Current Report on Form 8-K/A (Amendment No. 3) dated November 14, 1994 and filed April 6, 1995.
     (7) AmeriQuest's Quarterly Report on Form 10-Q/A (Amendment No. 2) for the six months ended December 30, 1994 and filed April 6, 1995.
     (8)  AmeriQuest's Registration Statement on Form S-4, SEC File No. 33-
          57611.
     (9) Robec, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1994 (SEC File No. 0-18115) filed March 31, 1995.
     (10) Kenfil Inc.'s Annual Report on Form 10-K for the year ended June 30, 1993 (SEC File No. 0-19905).
     (11) Kenfil Inc.'s Quarterly Report on Form 10-Q for the three months ended September 30, 1993.
     (12) Kenfil Inc.'s Quarterly Report on Form 10-Q for the six months ended December 31, 1993.
     (13) Kenfil Inc.'s Quarterly Report on Form 10-Q for the nine months ended March 31, 1994.

                             AVAILABLE INFORMATION

     AmeriQuest is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Reports, proxy statements and other information filed by AmeriQuest can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street N.W., Washington, D.C. 20549, and at the following Regional Offices of the SEC: New York Regional Office, 7 World Trade Center, New York, New York 10048 and Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the SEC, 450 Fifth Street N.W., Washington, D.C. 20549, at the SEC's prescribed rates. Such material can also be inspected and copied at the offices of the New York Stock Exchange, on which AmeriQuest's Common Stock is listed.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT IN CONNECTION WITH THE MATTERS SUBJECT HEREOF, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY AMERIQUEST. THIS PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES. THE DELIVERY OF THIS PROXY STATEMENT AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

By Order of the Board of Directors

AmeriQuest Technologies, Inc.



Stephen G. Holmes,
Chief Financial Officer,
Secretary and Treasurer

Santa Ana, California
April __, 1995

                                                         AMENDMENT TO APPENDIX I

                       AMENDMENT OF INVESTMENT AGREEMENT

     This amendment is made effective as of March 30, 1995 to that certain Investment Agreement (the "Investment Agreement") dated as of November 14, 1994
                           --------------------
by and between Computer 2000 AG, a company duly organized under the laws of the Federal Republic of Germany ("Computer 2000"), and AmeriQuest Technologies,
                              -------------
Inc., a Delaware corporation ("AmeriQuest").
                               ----------

                                    RECITALS
                                    --------

     A. The Investment Agreement provides for a series of transactions whereby Computer 2000 will acquire a majority ownership interest in AmeriQuest.

     B. The Investment Agreement provides that Computer 2000 has the obligation to invest in AmeriQuest the sum of $32 Million if certain conditions are met, including the achievement by AmeriQuest of certain profitability objectives.

     C. The Investment Agreement further provides that AmeriQuest and other specified parties will not enter into negotiations with any party other than Computer 2000 related to the possible sale or merger of AmeriQuest prior to the earlier of the First Equity Closing (as defined therein) or March 30, 1995, which is the latest date contemplated by the Investment Agreement for the approval by the stockholders of AmeriQuest of the transactions described therein.

     D. AmeriQuest has determined that it will be unable to obtain stockholder approval of the transactions described in the Investment Agreement prior to March 30, 1995 and that it will not achieve the profitability objectives set forth in the Investment Agreement for the months of February and March.

     E. Computer 2000 and AmeriQuest wish to amend the Investment Agreement to reflect the change in circumstances described above.

     NOW, THEREFORE, the parties hereto hereby agree to make the following amendments to the Investment Agreement:

     (a) The last sentence of Section 2.2(d) shall be amended to read in its entirety as follows:

             "All of the financial information and data required under this
             Section 2.2(d) shall be provided promptly to Purchaser and in no event later than August 31, 1995."

     (b) The first sentence of Section 2.3(b) shall be amended to read in its entirety as follows:

             "The foregoing option to purchase the Additional Option Shares may be exercised from time to time commencing on September 1, 1995 and continuing thereafter until the later of (i) September 30, 1995 or
             (ii) forty-five (45) days after receipt by Purchaser of all of the financial information and data to be delivered to Purchaser under Sections 2.2(c) and (d) for the period ended June 30, 1995."

     (c) The first sentence of Section 5.2 shall be amended to change the reference to "March 30, 1995" to "June 30, 1995".

     (d) Section 7.3 shall be amended to read in its entirety as follows (the amended language as underscored):

             "If (i) the First Equity Closing does not occur by the close of business on June 30, 1995 for any reason other than a material breach by the Purchaser of its obligations hereunder or (ii) if this Agreement is terminated by the Purchaser pursuant to Section 7.1(c)(i) or (e) or by either party pursuant to Section 7.1(c)(ii) or (f), then the Company shall pay to the Purchaser (by wire transfer or cashier's check) a fee of $1,800,000 on the earlier of June 30, 1995 or 20 days after the date of termination and, if such termination shall have occurred, then the Company shall also repay the Loan or cause the Loan to be repaid within 20 days after such termination."

     (e) In as much as AmeriQuest has failed to meet the conditions to the obligations of Purchaser to purchase Additional Shares (as defined in the Investment Agreement) pursuant to Section 2.2 of the Investment Agreement, the parties further agree that, notwithstanding anything to the contrary in the Investment Agreement, Computer 2000 shall have the option and right pursuant to and as provided in Section 2.3 of the Investment Agreement to purchase up to the number of Additional Option Shares (as defined in the Investment Agreement) and shall have no obligation under Section 2.2 of the Investment Agreement to purchase the Additional Shares.

    Except as amended hereby, the Investment Agreement will continue in full force and effect. This amendment will be deemed to be a part of the Investment Agreement, and therefore subject to all of the other terms and conditions of the Investment Agreement.



                    [THE REST OF THIS PAGE HAS INTENTIONALLY
                                BEEN LEFT BLANK]

    IN WITNESS WHEREOF, the parties have executed this amendment effective as of the date and year first above written.


COMPUTER 2000 AG
- ----------------


By: /s/ STEVEN DEWINDT
   ----------------------------
   Steven DeWindt
   Co-President


By: /s/ KLAUS LAUFEN
   ----------------------------
   Klaus Laufen
   Co-President


AMERIQUEST 2000, INC.
- ---------------------


By: /s/ HAROLD CLARK
   ----------------------------
   Harold Clark
   President

                        AMENDMENT OF LOAN AGREEMENT AND
                         EXCHANGEABLE PROMISSORY NOTES

     This amendment is made effective as of March 30, 1995 to that certain Loan Agreement (the "Loan Agreement") dated as of November 14, 1994 by and between
                --------------
Computer 2000 AG, a company duly organized under the laws of the Federal Republic of Germany ("Computer 2000"), and AmeriQuest 2000, Inc., a Delaware
                      -------------
corporation ("AmeriQuest 2000").
              ---------------

                                    RECITALS
                                    --------

     A. Computer 2000 entered into an Investment Agreement dated as of November 14, 1994 with AmeriQuest Technologies, Inc. ("AmeriQuest"), of which AmeriQuest
                                              ----------
2000 is a wholly-owned subsidiary, which provides for a series of transactions whereby Computer 2000 will acquire a majority ownership interest in AmeriQuest.

     B. One of the transactions contemplated in the Investment Agreement was the loan of $18 Million (the "Loan") by Computer 2000 to AmeriQuest 2000, which
                              ----
is to be exchanged for shares of Common Stock of AmeriQuest upon the satisfaction of certain conditions contained in the Investment Agreement. Pursuant to the Loan and the Loan Agreement, AmeriQuest 2000 delivered two Exchangeable Promissory Notes to Computer 2000 in the aggregate principal amount of $18,000,000 (the "Exchangeable Promissory Notes").
                     -----------------------------

     C. Section 6.5(a) of the Investment Agreement provides that the obligation of Computer 2000 to exchange the Loan for shares of AmeriQuest Common Stock is conditioned upon the approval by the stockholders of AmeriQuest of the Stockholder Actions as described in the Investment Agreement prior to March 30, 1995, which is also the maturity date of the Loan.

     D. AmeriQuest has determined that it will be unable to obtain requisite stockholder approval of the Stockholder Actions described in the Investment Agreement prior to March 30, 1995.

     E. Computer 2000, AmeriQuest 2000 and AmeriQuest wish to extend the maturity date of the Loan and make certain changes in the Exchangeable Promissory Notes.

     NOW, THEREFORE, the parties hereto hereby agree as follows:

     (a) Section 1.2, part (ii) of the Loan Agreement is amended to change "March 30, 1995" to "June 30, 1995".

     (b) In order to clarify the parties intent, Section 4.1 of each of the Exchangeable Promissory Notes is hereby amended as follows (the amended language is in italics):

     "4.1  Exchange of Note .  At any time after the earlier of (i) twenty days
           ----------------
after termination of the Investment Agreement or (ii) upon the closing by AmeriQuest of any Acquisition Transaction (as defined in the Investment Agreement), and so long as any principal or accrued interest remains outstanding under this Note, Holder shall have the right, at the Holder's option and to the extent provided herein, to exchange and assign all or a portion of the outstanding principal and accrued interest on this Note for common stock of AmeriQuest ("Exchange Shares") at an Exchange Price equal to $2.00 per share, as
             ---------------
adjusted hereunder ("Exchange Price").  The maximum number of shares of Exchange
                     --------------
Shares that Holder may acquire hereunder shall be that number of shares which, when added to the number of shares of AmeriQuest Common Stock held by Holder and purchased from AmeriQuest, equals 19.9% of the total number of shares of AmeriQuest Capital Stock outstanding as of November 14, 1994; provided, however,
                                                              -----------------
that if additional shares of Capital Stock of AmeriQuest are issued after November 14, 1994 (other than pursuant to the events described in Section 4.3), the maximum number of Exchange Shares shall be adjusted so that, after such issuance, when combined with any other shares acquired by Lender in exchange of any other Exchangeable Promissory Note issued pursuant to the Loan Agreement, and when added to the number of shares of AmeriQuest Common Stock held by Holder and purchased from AmeriQuest, it equals 19.9% of the aggregate number of shares of Capital Stock then issued and outstanding. In order to exercise the exchange right hereunder, Holder shall provide written notice of an election to exchange to Borrower and AmeriQuest setting forth the number of shares of Exchange Shares it desires to acquire through such exchange and the date on which it desires the exchange to take effect. Such exchange shall be deemed to have been made on the date so requested by Holder. The amount of the principal and interest of the Note exchanged with and assigned to AmeriQuest shall be equal to the number of shares of Exchange Shares issuable upon such exchange multiplied by the then applicable Exchange Price. In any exchange and assignment of a Note by Lender with and to AmeriQuest, Lender shall be deemed to have assigned and exchanged first the accrued interest and then all or a portion (as is required) of the principal amount of the Note. If a portion of the Note is exchanged the Borrower agrees to issue new promissory notes to Lender and AmeriQuest in cancellation of the exchanged Note, in the same form as the exchanged Note except with the appropriate principal balances reflecting the exchange and will also acknowledge its obligation to pay any accrued interest under the exchanged Note which was assigned."

     Except as amended hereby, the Loan Agreement and the Exchangeable Promissory Notes will continue in full force and effect. This amendment will be deemed to be a part of the Loan Agreement and the Exchangeable Promissory Notes, and therefore subject to all of the other terms and conditions of the Loan Agreement and the Exchangeable Promissory Notes.

     IN WITNESS WHEREOF, the parties have executed this amendment effective as of the date and year first above written.


COMPUTER 2000 AG
- ----------------


By: /s/ STEVEN DEWINDT
   ----------------------------
   Steven DeWindt
   Co-President


By: /s/ KLAUS LAUFEN
   ----------------------------
   Klaus Laufen
   Co-President


AMERIQUEST 2000, INC.
- ---------------------


By: /s/ HAROLD CLARK
   ----------------------------
   Harold Clark
   President


Agreed to and Accepted:

AMERIQUEST TECHNOLOGIES, INC.
- -----------------------------


By: /s/ HAROLD CLARK
   ----------------------------
   Harold Clark
   President

PROXY

          YOUR PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                         AMERIQUEST TECHNOLOGIES, INC.

The undersigned hereby appoints Harold L. Clark and Stephen G. Holmes, and each of them, the attorney and proxy of the undersigned, with full power of substitution, to vote all the shares of Common Stock of AmeriQuest Technologies, Inc. ("AmeriQuest"), which the undersigned is entitled to vote at the Special Meeting of Shareholders of AmeriQuest to be held at the offices of AmeriQuest on May __, 1995, at 10:00 a.m., local time, and at any and all adjournments thereof, with all of the powers the undersigned would possess if personally present, as follows:

     For    Against    Abstain
     ----   -------   --------

     [_]      [_]        [_]     In favor of the proposal to amend the
                                 Certificate of Incorporation of AmeriQuest
                                 Technologies, Inc. to increase the number of shares of Common Stock that is authorized for issuance by AmeriQuest from 30,000,000 shares of Common Stock to 65,000,000 shares of Common
                                 Stock.

     [_]      [_]        [_]     In favor of the proposal to approve the
                                 issuance by AmeriQuest to Computer 2000 AG of shares and option rights (the "Transaction") pursuant to an Investment Agreement dated
                                 November 14, 1994 by and between AmeriQuest and Computer 2000 AG, as it may be amended from time-to-time (the "Investment Agreement") and the performance by AmeriQuest of its obligations under the Investment Agreement with respect to the Transaction. Pursuant to the Transaction Computer 2000 may invest up to $50 million in consideration for shares of AmeriQuest Common Stock which when added to the shares already held by Computer 2000 will result in Computer 2000 owning up to 51% of the outstanding shares of AmeriQuest.

TO VOTE IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS, JUST SIGN AND DATE THIS PROXY FORM.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE PROXY WILL BE VOTED IN FAVOR OF THE PROPOSALS (i) TO AMEND THE ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK AND (ii) TO APPROVE THE TRANSACTION WITH COMPUTER 2000.

  If you expect to attend the Meeting, please check this box [_].

PLEASE SIGN EXACTLY AS NAME APPEARS ON THIS PROXY. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Dated:____________________, 1995

                                             ___________________________________
                                             Signature



                                             ___________________________________
                                             Signature if held jointly

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY FORM PROMPTLY USING THE ENCLOSED ENVELOPE.